Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029 www.stewart.com	CONTACT David Hisey Chief Financial Officer (713) 625-8043

STEWART INFORMATION SERVICES CORPORATION APPOINTS MICHAEL BROWN AS NEW DIRECTOR

HOUSTON, November 5, 2026 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced that Michael Brown has been appointed to its Board of Directors.

“We are extremely pleased to welcome Michael Brown to our Board of Directors,” said Chief Executive Officer Fred Eppinger. “Mr. Brown's extensive experience in finance, banking and insurance, along with a proven track record of leadership and success at the executive level, will further strengthen our Board and provide valuable insight as we execute our strategy, capitalize on opportunities for growth and continue delivering long-term value for our customers, shareholders and colleagues.”

“Mr. Brown brings a valuable combination of executive leadership, public company board service and deep financial services expertise to Stewart,” said Tom Apel, Chairman of the Stewart Board. “On behalf of the entire Board, I am delighted to welcome him and look forward to working together.”

Michael Brown is the Chief Operating Officer and a director of MC Bancshares, Inc., a bank holding company. From November 2025, he served as the Chief Operating Officer of DMMS Holdings, LLC, a holding company formed to build a regional banking franchise, until its acquisition by MC Bancshares, Inc. in May 2026. Mr. Brown also currently serves on the board of directors of Amerisafe, Inc. (since November 2014) and MC Bank and Trust Company (since May 2026) and was previously a director of Red River Bancshares, Inc. (from January 2024 to November 2025). Mr. Brown was President of Regional Banking for First Horizon Corporation from July 2020, when First Horizon Corporation completed its merger with IBERIABANK, until his retirement on December 31, 2021. From September 2009 until July 2020, Mr. Brown was the Vice Chairman and Chief Operating Officer of IBERIABANK, managing IBERIABANK’s retail and commercial banking operations. He is a Chartered Financial Analyst and earned a Bachelor of Arts from Louisiana State University, a Master of Business Administration from Tulane University, and a Master of Science in Accounting from the University of Texas at Dallas.

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. Learn more at stewart.com. ST-IR